FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER TOLEDO ANNOUNCES MICHAEL J. TOKICH TO JOIN BOARD OF DIRECTORS

COLUMBUS, Ohio – January 20, 2026 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Michael J. Tokich has been appointed to its Board of Directors, effective February 5, 2026.

Mr. Tokich served for over 17 years as Senior Vice President and Chief Financial Officer (“CFO”) at STERIS plc (NYSE: STE), a leading global healthcare and life science provider of products and services, prior to recently transitioning to the role of Senior Financial Advisor at STERIS. Mr. Tokich joined STERIS in 2000 and held various senior financial roles prior to his appointment as CFO in 2008.

Roland Diggelmann, Chair of the Board, stated, “Mike is a highly accomplished executive who brings nearly two decades of U.S. public company CFO experience to our Board and an impressive track record of sustained growth, operational excellence, and continuous improvement. In addition to his financial expertise, Mike’s strong operational and IT experience will bring valuable insights to our business. We look forward to Mike’s contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.